Exhibit 99.1

CONTACT:
George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Names Gerard M. Gleeson To Succeed Retiring George J. Longo

As Chief Financial Officer and Director

DOYLESTOWN, PA. –August 6, 2008 – The Quigley Corporation (Nasdaq: QGLY) today announced that Gerard M. Gleeson has been named to succeed George J. Longo, who will be retiring from the Company on September 5, 2008, as Vice President, Chief Financial Officer and as a member of the Board of Directors. Mr. Gleeson joined The Quigley Corporation in 1998 and has served in management positions including Corporate Controller of the Company since 2004.

Mr. Gleeson is a Fellow of the Association of Chartered Certified Accountants, the global body of professional accountants, with extensive business and industry acumen that includes tenure as Chief Financial Officer in Ireland for a subsidiary of Allergan Inc., a multi-national pharmaceutical company. Additionally, Mr. Gleeson has senior financial management experience in the retail and service industries.

Guy J. Quigley, Chairman, President and Chief Executive Officer said, “George Longo has served as CFO and a Director of the Company since 1997 and played a vital role in The Quigley Corporation’s successes throughout the years. We are sorry to see him leave and appreciate all of his contributions to the Company and wish him well in his retirement.”

About The Quigley Corporation
 The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities and Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.